Exhibit 99.1

To:	Members of the Board of Directors and Executive Officers of the General Electric Company

Date:	February 27, 2024

Re:	Notice of Blackout Period to Directors and Executive Officers

Pursuant to Section 306 of the Sarbanes-Oxley Act of 2002 and Rule 104 of the Securities and Exchange Commission’s (“SEC”) Regulation BTR, General Electric Company (“GE”) is required to notify you if restrictions are imposed on your trading in GE equity securities (within the meaning of Rule 100(f) of Regulation BTR) due to a “blackout period” under the GE Retirement Savings Plan (the “Plan”).

To effectuate GE’s previously announced plan for a spin-off (the “Spin-Off”) of its renewable energy, power and digital businesses, GE anticipates making a pro rata distribution to GE shareholders of all of the outstanding shares of GE Vernova LLC (“GE Vernova”), a wholly-owned subsidiary of GE that will be converted into a corporation and renamed GE Vernova Inc. prior to the consummation of the Spin-Off, to holders of record of GE common stock as of a date to be specified by GE’s board of directors, including with respect to any shares of GE common stock that are held for participants in the Plan who are invested in the GE common stock investment option under the Plan (the “GE Stock Fund”). The Spin-Off is expected to occur during the calendar week beginning with March 31, 2024.

GE has been informed of the anticipated need to institute a blackout period that may be more than three consecutive business days in order to facilitate the Spin-Off under the Plan (the “Blackout Period”).

The Blackout Period is expected to begin during the calendar week beginning with March 31, 2024, and is expected to end during the calendar week beginning with April 7, 2024 (unless the plan administrator for the Plan determines otherwise, in which case GE’s directors and executive officers will be notified of the change as soon as reasonably practicable).

During the Blackout Period, subject to the consummation of the Spin-Off, the Plan will be modified to provide for a new investment option with respect to the GE Vernova common stock received by the Plan in connection with the Spin-Off in addition to the current GE Stock Fund. The Blackout Period will apply with respect to the ability of Plan participants to make investment switches into or out of the GE Stock Fund and to take loans, withdrawals or distributions from the portion of their accounts invested in the GE Stock Fund.

Applicable securities laws require that during the Blackout Period, GE’s directors and executive officers (as defined by Rule 100(c) and 100(h) of Regulation BTR) must also be prohibited from transacting in GE equity securities that were acquired by the directors and executive officers in connection with service or employment as a director or executive officer of GE. Accordingly, this notice is intended to inform you that, during the Blackout Period, you may not, directly or indirectly, purchase, sell or otherwise acquire or transfer any GE equity securities that you may acquire or previously acquired in connection with your service or employment as a director or executive officer of GE. These prohibitions apply to you and to members of your immediate family who share your household, as well as by trusts, corporations and other entities whose equity ownership may be attributed to you. Please note that these restrictions do not apply to certain limited trading activities, which include (i) dividend reinvestments pursuant to a broad-based plan, (ii) transactions pursuant to a 10b5-1 plan that is not entered into or modified during the Blackout Period and (iii) certain bona fide gifts.

These Blackout Period restrictions are separate from, and in addition to, any other restrictions on trading GE equity securities currently applicable to GE’s directors and executive officers.

If you engage in a transaction that violates the restrictions described above, you may be required to forfeit any profits realized from such transaction, and may be subject to civil and criminal penalties. Accordingly, we strongly urge you to refrain from making any trades in GE equity securities during the Blackout Period.

It is possible that the plan administrator for the Plan will be able to complete the necessary modifications to the Plan in connection with the Spin-Off in three consecutive business days or fewer. GE’s directors and executive officers will be notified as soon as reasonably practicable if the Blackout Period restrictions described in this notice are not applicable.

This notice will be filed with the SEC as part of a current report on Form 8-K.

During the Blackout Period and for a two-year period after the ending date of the Blackout Period, shareholders or other interested parties may obtain, without charge, the actual beginning and ending dates of the Blackout Period. Any inquiries regarding the Blackout Period (including inquiries regarding whether the Blackout Period has begun or ended) may be directed to:

General Electric Company One Financial Center
Suite 3700
Boston, MA 02111
Attention: Vice President, Chief Corporate, Securities & Finance Counsel Telephone Number: (617) 443-3000